Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Shaun Williams
Chief Financial Officer
Omni Financial Services, Inc.
678-244-6335

Omni Financial Services Receives Anticipated Nasdaq Notice of Non-Compliance

ATLANTA—May 23, 2008 -- Omni Financial Services, Inc. (NASDAQ: OFSI) (the “Company”), the bank holding company for Omni National Bank, today announced that on May 20, 2008, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff Determination”) notifying the Company that it fails to comply with Nasdaq’s filing requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), which requires timely filing of periodic SEC reports, and that its common stock is therefore subject to delisting from The Nasdaq Global Market.  The Company previously received a similar letter on April 17, 2008 with respect to the timely filing of its 10-K for the year ended December 31, 2007 and disclosed that event in an 8-K filing dated April 23, 2008.

Management anticipated receiving the Staff Determination pursuant to Nasdaq’s standard procedures as a result of the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “Form 10-Q”).  In a press release dated May 14, 2008, the Company previously announced that the delay in filing the Form 10-Q was due to the lack of completion of the audit and financial statements for the year ended December 31, 2007, which completion is subject to resolution of issues relating to certain valuation assertions in such financial statements pertaining to OREO acquired through foreclosure of properties that collateralized loans in Omni National Bank’s Community Development Lending Division.  These valuation assertions materially affect OREO and the provision for and the allowance for loan and lease losses, which in turn impacts both earnings and capital. The ultimate resolution of these issues will also impact the financial results for the quarter ended March 31, 2008.

The Company has requested and received a date of June 5, 2008 for a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”), at which it will present a plan for regaining compliance.  The hearing will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing.  Pending the Panel’s determination, the Company’s common stock will continue to be listed on the Nasdaq Global Market.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Omni

Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.'s common stock is traded on the Nasdaq Global Market under the ticker symbol "OFSI." Additional information about Omni National Bank is available on its website at www.onb.com.

Forward-Looking Statements

This press release contains forward-looking statements about the filing of the Company’s 2007 Form 10-K, as well as the filing of the 10-Q for the quarter ended March 31, 2008, the trading of its common stock and the hearing by the Nasdaq Listing Qualifications Panel and management’s current expectations, plans, assumptions or estimates relating thereto, which involve substantial risks and uncertainties. The Company’s ability to file its 10-Q for the quarter ended March 31, 2008 and the 2007 Form 10-K will depend upon completion of the 2007 audit and auditor review of the first quarter 2008 financial information. Additional information relating to the factors that may impact such forward-looking statements is disclosed in the Company’s filings with the SEC, including under the caption “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2006, as well as in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and its Current Report on Form 8-K filed on April 2, 2008. Except as required by the securities laws, the Company disclaims any intention or obligation to update or revise any forward.